Exhibit 99

MANAGEMENT'S REPORT
Georgia Power Company 1995 Annual Report

The management of Georgia Power Company has prepared this annual report and is responsible for the financial statements and related information. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances, and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls based upon the recognition that the cost of the system should not exceed its benefits. The Company believes that its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, which is composed of six directors who are not employees, provides a broad overview of management's financial reporting and control functions. At least three times a year this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal control and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted with a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Georgia Power Company in conformity with generally accepted accounting principles.




/s/  H. Allen Franklin

     H. Allen Franklin
     President and Chief
     Executive Officer



/s/  Warren Y. Jobe
     Warren Y. Jobe
     Executive Vice President, Treasurer and
     Chief Financial Officer



February 21, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Georgia Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Georgia Power Company (a Georgia corporation and wholly owned subsidiary of The Southern Company) as of December 31, 1995 and 1994, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-32) referred to above present fairly, in all material respects, the financial position of Georgia Power Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.




/s/  Arthur Andersen LLP

Atlanta, Georgia
February 21, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Georgia Power Company 1995 Annual Report

RESULTS OF OPERATIONS

Earnings

Georgia Power Company's 1995 earnings totaled $609 million, representing an $83 million (15.9 percent) increase over 1994. Earnings for 1994 were reduced by a $55 million after-tax charge related to work force reduction programs. Excluding the charge related to the 1994 work force reduction programs, earnings for 1995 increased 4.8 percent over 1994 primarily due to higher retail energy sales and lower interest charges, partially offset by higher operating expenses. Earnings for 1994 declined from the prior year not only because of the work force reduction charge but also because of lower retail energy sales due to mild weather. The summer of 1993 was exceptionally hot in comparison.

Revenues

The following table summarizes the factors impacting operating revenues for the 1993-1995 period:

                                      Increase (Decrease)
                                        From Prior Year
                               -----------------------------------
                                  1995        1994        1993
                               -----------------------------------
Retail -                                  (in millions)
   Sales growth                    $110       $  67        $  45
   Weather                           69        (128)         126
   Fuel cost recovery                66         (35)          76
   Demand-side programs              36         (12)          15
 -----------------------------------------------------------------
Total retail                        281        (108)         262
------------------------------------------------------------------
Sales for resale -
   Non-affiliates                   (61)       (183)        (106)
   Affiliates                        16          (1)          (6)
------------------------------------------------------------------
Total sales for resale              (45)       (184)        (112)
------------------------------------------------------------------
Other operating revenues              7           3            4
------------------------------------------------------------------
Total operating revenues           $243       ($289)        $154
------------------------------------------------------------------
Percent change                      5.8%       (6.5)%        3.6%
------------------------------------------------------------------

    Retail revenues of $4.0 billion in 1995 increased $281 million (7.6 percent) over the prior year, compared with a decrease of $108 million (2.8 percent) in 1994. Sales growth, reflecting continued expansion of Georgia's economy, and the hot summer of 1995, compared to the milder-than-normal weather during the summer of 1994, were the primary reasons for the increase in retail revenues. Retail revenues were down in 1994 from the prior year primarily due to hot summer weather in 1993.

    Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and do not affect net income. Revenues from demand-side option programs generally represent the direct recovery of program costs. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for further information on these programs.

    Revenues from sales to non-affiliated utilities decreased in both 1995 and 1994. Revenues from sales to non-affiliated utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                                   1995       1994       1993
                               -------------------------------
                                       (in millions)
Capacity                             $53      $ 84       $152
Energy                                45        82        113
--------------------------------------------------------------
Total                                $98      $166       $265
==============================================================

    Contractual unit power sales to Florida utilities for 1995 and 1994 are down primarily due to scheduled reductions that corresponded with the sales to these utilities of portions of Plant Scherer Unit 4 in June 1995 and June 1994. The amount of capacity under these contracts declined by 155 megawatts and 427 megawatts in 1995 and 1994, respectively. In 1996, the contracted capacity will decline another 75 megawatts.

    Sales to municipalities and cooperatives in Georgia increased in 1995 due to higher summer demand resulting from the hot weather; however, such sales decreased in 1994 as these customers retained more of their own generation at jointly owned facilities, and as a result of a new agreement with territorial wholesale customers.

    Revenues from sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. Sales to affiliated companies do not have a significant impact on earnings.

Georgia Power Company 1995 Annual Report

    Kilowatt-hour (KWH) sales for 1995 and the percent change by year were as follows:

                                           Percent Change
                                     ----------------------------
                           1995
                           KWH       1995      1994      1993
                         ----------------------------------------
                      (in billions)
Residential                  17.3    10.4%      (5.8)%    11.5%
Commercial                   19.8     5.9        2.5       5.9
Industrial                   25.3     3.9        3.0       2.9
Other                         0.5     2.0        5.0       5.7
                           -------
Total retail                 62.9     6.2        0.4       6.1
                           -------
Sales for resale -
 Non-affiliates               6.6   (17.3)     (44.3)     (9.8)
 Affiliates                   2.8   (10.4)       0.9      (8.8)
                           -------
Total sales for resale        9.4   (15.4)     (36.4)     (9.7)
                           -------
Total sales                  72.3     2.8       (8.0)      2.1
                           =======
-----------------------------------------------------------------

    Residential, commercial and industrial energy sales growth in 1995 reflected continued expansion of Georgia's economy, hot summer weather, and an increase in customers served. The 1994 sales decline in the residential class was primarily the result of milder-than-normal summer weather in 1994. However in 1994, industrial and commercial sales were positively impacted by continued improvement in economic conditions. Assuming normal weather, sales to retail customers are projected to grow approximately 2 percent annually on average during 1996 through 1998.

Expenses

Fuel costs constitute the single largest expense for the Company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                       1995     1994    1993
                                    ---------------------------
Total generation
   (billions of kilowatt-hours)         64       62       64
Sources of generation
   (percent) --
     Coal                             73.7     74.8     76.9
     Nuclear                          22.6     21.9     20.0
     Hydro                             3.0      3.1      2.8
     Oil and gas                       0.7      0.2      0.3
Average cost of fuel per net
   kilowatt-hour generated
     (cents) --
       Coal                           1.67     1.67     1.75
       Nuclear                        0.60     0.63     0.58
       Oil and gas                       *        *        *
       Total                          1.44     1.44     1.52
---------------------------------------------------------------

   * Not meaningful because of minimal generation from fuel source.

    Fuel expense increased 3.5 percent in 1995 because of higher generation which stemmed from greater demand. Fuel expense decreased 8.5 percent in 1994 due to lower fuel costs, lower generation, and the displacement of coal-fired generation with lower cost nuclear generation.

    Purchased power expense has decreased significantly since 1993, reflecting declining contractual capacity purchases from the co-owners of Plant Vogtle. Purchased power expense decreased $36 million in 1995 and $156 million in 1994. The declines in 1995 and 1994 also resulted from decreased purchases from affiliated companies, and in 1994 from decreased energy purchases from territorial wholesale customers. The declines in Plant Vogtle contractual capacity purchases did not have a significant impact on earnings in 1995 and 1994 since these costs are being levelized over six years under the terms of the 1991 Georgia Public Service Commission

Georgia Power Company 1995 Annual Report


(GPSC) retail rate order. The levelization is reflected in the amortization of deferred Plant Vogtle costs in the Statements of Income. See Note 3 to the financial statements under "Plant Vogtle Phase-In Plans" for additional information.

    The Company has incurred expenses for separation benefits associated with its work force reduction programs. These expenses were $11 million in 1995 and $82 million in 1994.

    Other operation and maintenance (O&M) expenses increased 12.2 percent in 1995 primarily as a result of the recognition of costs associated with demand-side option programs and increased maintenance expenses. The demand-side option program costs were offset in part by increases in retail revenues. During 1995, the Company expensed an additional $58 million of demand-side option program and other related costs, as compared to 1994, of which approximately $29 million was not collected through rate riders. See Note 3 to the financial statements under "Demand-Side Conservation Programs" for additional information on the recovery of these program costs. Other O&M expenses decreased 4.5 percent in 1994 primarily due to environmental remediation costs at various sites of $32 million in 1993 compared to $8 million in 1994; recognition in 1993 of the one-time cost of an automotive fleet reduction program; and lower maintenance and pension costs during 1994.

    Depreciation and amortization increased $43 million in 1995 primarily due to additional plant investment, accelerated amortization of software costs, and an increase in nuclear decommissioning expenses.

    Taxes other than income taxes increased 5.2 percent in 1995 and 1.0 percent in 1994, reflecting primarily higher ad valorem taxes and in 1995, higher franchise taxes paid to municipalities as a result of increased sales.

    Income tax expense fluctuates directly with earnings.

    Other income (expense), net decreased in 1995 primarily due to an increase in charitable contributions.

    Interest expense decreased $51 million (14.6 percent) and $61 million (14.7 percent) in 1995 and 1994, respectively, due primarily to refinancing of long-term debt. The Company refinanced $505 million and $510 million of securities in 1995 and 1994, respectively. The Company also retired $264 million of long-term debt with the proceeds from the 1995 and 1994 Plant Scherer Unit 4 sales. Other interest charges in 1993 include interest related to the settlement of an Internal Revenue Service (IRS) audit.
The settlement had no effect on 1993 net income.

    The Company has deferred certain expenses and recorded a deferred return related to Plant Vogtle under phase-in plans. See Note 3 to the financial statements under "Plant Vogtle Phase-In Plans" for information regarding the deferral and subsequent amortization of costs related to Plant Vogtle.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize either this economic loss or the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings. The level of future earnings depends on numerous factors including energy sales and regulatory matters.

    Beginning January 1, 1996, the Company will operate under a three-year retail rate plan. The plan, which was approved by the GPSC on February 16, 1996, concludes a GPSC review of the Company's earnings and addresses an alternative rate plan proposed by the Company. Under the plan, the Company's earnings will be evaluated against a retail return on common equity range of 10 percent to
12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its

Georgia Power Company 1995 Annual Report


option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the plan's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the plan's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the approved plan, on July 1, 1998 the Company will make a general rate case filing in response to which the GPSC would be expected either to continue the rate plan or adopt a different one.

    Growth in energy sales is subject to a number of factors which traditionally have included: changes in contracts with neighboring utilities; energy conservation practiced by customers; the elasticity of demand; weather; competition; and the rate of economic growth in the Company's service area. Assuming normal weather, retail sales growth is projected to be approximately 2 percent annually on average during 1996 through 1998.

    The addition of four combustion turbine generating units and the Rocky Mountain pumped storage hydroelectric plant in 1995 and the scheduled addition of one jointly owned combustion turbine unit in 1996, will increase related O&M and depreciation expenses. In addition, the Company has entered into a four-year purchase power agreement to meet peaking needs whereby the Company will purchase 400 megawatts of capacity beginning in 1996 and declining to 200 megawatts of capacity in 1998. Capacity payments are projected to be $6 million in 1996 and 1997 and $3 million in 1998 and 1999. The Company has also entered into a 30-year purchase power agreement whereby the Company will buy electricity during peak periods from a planned 300 megawatt cogeneration facility starting in June 1998. Capacity and fixed O&M payments are projected to be $13 million in 1998.

    Work force reduction programs implemented in 1994 and 1995 will assist in efforts to control growth in future operating expenses.

    As discussed in Note 3 to the financial statements, regulatory uncertainties exist related to the Rocky Mountain pumped storage hydroelectric plant. In the event the GPSC does not allow full recovery of the plant's costs, then the portion not allowed may have to be written off. The Company's net investment in the plant is approximately $190 million.

    See Note 3 to the financial statements for information regarding proceedings with respect to the Company's recovery of demand-side conservation program costs.

    During 1995, the Company sold its remaining interest in Unit 4 of Plant Scherer to two Florida utilities. This transaction coincided with scheduled reductions in capacity revenues from Florida utilities under contractual unit power sales contracts of approximately $22 million in 1995 and an additional $7 million in 1996. See Notes 6 and 7 to the financial statements for additional information.

    During 1994 and 1995, Oglethorpe Power Corporation (OPC) gave the Company notice of its intent to decrease its purchases of capacity under a power supply agreement by 250 megawatts in September 1996 and an additional 250 megawatts in September 1997. As a result, the Company's capacity revenues from OPC will decline approximately $8 million in 1996, an additional $25 million in 1997, and an additional $18 million in 1998.

    OPC and the Municipal Electric Authority of Georgia (MEAG) have filed joint complaints in two separate venues seeking to recover from the Company approximately $16.5 million in alleged overcharges, plus approximately $6.3 million in interest. See Note 3 to the financial statements under "Wholesale Litigation" for further discussion of this matter.

    The Federal Energy Regulatory Commission (FERC) regulates wholesale rate schedules and power sales contracts that the Company has with its sales for resale customers. The FERC currently is reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively. See Note 3 to the financial statements under "FERC Review of Equity Returns" for additional information.

    Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air

Georgia Power Company 1995 Annual Report

Act and other environmental issues are discussed later under "Environmental Issues."

    The Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is posturing the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets. Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. New federal legislation is being discussed and legislation allowing customer choice has been introduced in Georgia. In order to address these initiatives, numerous questions must be resolved with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability.

    The Company continues to compete with other electric suppliers within the state. In Georgia, most new retail customers with at least 900 kilowatts of connected load may choose their electricity supplier. In addition, the bulk power market has become very competitive as utilities, IPPs and cogenerators seek to supply future capacity needs. Competition can create new business opportunities, but it increases risk and has the potential to adversely affect earnings.

    The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the Company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the FASB has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the Company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could increase. Because of the Company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted this standard January 1, 1996 with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in this industry.

Georgia Power Company 1995 Annual Report

FINANCIAL CONDITION

Overview

The principal changes in the Company's financial condition in 1995 were gross utility plant additions of $480 million, which included the commercial operation of four combustion turbine units (cumulatively, 320 megawatts of capacity) and all three units of the Rocky Mountain pumped storage hydroelectric plant (the Company's ownership interest is approximately 70 megawatts of capacity per unit). In addition, the cost of capital was lowered through the refinancing or retirement of $1.0 billion of long-term debt.

    The funds needed for gross property additions are currently provided from operations. The Statements of Cash Flows provide additional details.

Financing Activities

In 1995, the Company continued to lower its financing costs by refinancing higher-cost issues. New issues during 1993 through 1995 totaled $2.7 billion and retirement or repayment of securities totaled $3.4 billion. The retirements included the redemption of $131 million, $133 million, and $253 million in 1995, 1994, and 1993, respectively, of first mortgage bonds with the proceeds from the Plant Scherer Unit 4 sales. Composite financing rates for long-term debt and preferred stock for the years 1993 through 1995, as of year-end, were as follows:

                                 1995        1994       1993
                               ---------------------------------
Composite interest rate
   on long-term debt              6.57%       7.14%       7.86%
Composite preferred
   stock dividend rate            6.73        7.11        6.76
----------------------------------------------------------------

The Company's current securities ratings are as follows:

                             Duff &                  Standard &
                              Phelps     Moody's       Poor's
                             ------------------------------------
First Mortgage Bonds             AA-         A1           A+
Preferred Stock                   A          a2           A
Unsecured Bonds                   A+         A2           A
Commercial Paper                  D1+        P1           A1
-----------------------------------------------------------------


Liquidity and Capital Requirements

Cash provided from operations increased by $281 million in 1995, primarily due to increased revenues and a decrease in interest payments.

    The Company estimates that construction expenditures for the years 1996 through 1998 will total $530 million, $537 million and $529 million, respectively. Investments in transmission and distribution facilities, enhancements to existing generating plants, and additions of a combustion turbine generating plant and equipment to comply with the provisions of the Clean Air Act are planned.

    Cash requirements for sinking fund requirements, redemptions announced, and maturities of long-term debt are expected to total $283 million during 1996 through 1998.

    As a result of requirements by the Nuclear Regulatory Commission, the Company has established external trust funds for the purpose of funding nuclear decommissioning costs. For 1996 through 1998, the amount to be funded totals $24 million annually. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

    As a result of the Energy Policy Act of 1992, the Company is required to pay a special assessment over a 15-year period beginning in 1993 into a fund which will be used by the U. S. Department of Energy for the decontamination and decommissioning of its nuclear enrichment facilities. The Company estimates its remaining liability to be approximately $31 million as of December 31, 1995. See
Note 1 to the financial statements under "Revenues and Fuel Costs" for additional information.

Sources of Capital

The Company expects to meet future capital requirements primarily using funds generated from operations and, if needed, by the issuance of new debt and equity securities, term loans, and short-term borrowings. To meet short-term cash needs and contingencies, the Company had approximately $975 million of unused credit

Georgia Power Company 1995 Annual Report


arrangements with banks at the beginning of 1996. See Note 9 to the financial statements under "Bank Credit Arrangements" for additional information.

    The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's ability to satisfy all coverage requirements is such that it could issue new first mortgage bonds and preferred stock to provide sufficient funds for all anticipated requirements.

Environmental Issues

In November 1990, the Clean Air Act was amended by Congress. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- is having a significant impact on the operating companies of The Southern Company, including Georgia Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units in the Southern electric system. As a result of The Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the newly established allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

    The Southern Company achieved Phase I sulfur dioxide compliance at the affected units by switching to low-sulfur coal, which has required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by the installation of new control equipment at 22 of the original 28 affected generating units. Construction expenditures for Georgia Power's Phase I compliance totaled approximately $165 million through 1995.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. During the period 1996 to 2000, current compliance strategy could require total estimated Georgia Power construction expenditures of approximately $45 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    An increase of up to 1 percent in Georgia Power's annual revenue requirements from customers could be necessary to fully recover the cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    Metropolitan Atlanta is classified as a non-attainment area with regard to the ozone ambient air quality standards. Title I of the Clean Air Act requires the state of Georgia to conduct specific studies and establish new control rules -- affecting sources of nitrogen oxides and volatile organic compounds -- to achieve attainment by 1999. As the required first step, the state issued rules for the application of reasonably available control technology to reduce nitrogen oxide emissions by May 31, 1995. The results of these new rules require

Georgia Power Company 1995 Annual Report


nitrogen oxide controls, above Title IV requirements, on some of the Company's plants. The EPA along with 37 states is conducting studies to evaluate the benefits of regional controls in meeting the ozone standards. Final attainment rules, based on modeling studies, could require installation of additional controls for nitrogen oxide emissions to meet the 1999 deadline or as part of any regional controls if enacted. A decision on new requirements is expected in 1997. Compliance with any new rules could result in significant additional costs. The actual impact of new rules will depend on the development and implementation of such rules.

    Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study during 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

    The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

    In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean-up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and has recognized in the financial statements costs to clean up known sites. These costs for the Company amounted to $8 million in 1995 and 1994, and $32 million in 1993. Additional sites may require environmental remediation for which the Company may be liable for a portion of or all required cleanup costs. See Note 3 to the financial statements under "Certain Environmental Contingencies" for information regarding the Company's potentially responsible party status at a site in Brunswick, Georgia and the status of sites listed on the State of Georgia's hazardous site inventory.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.



STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
Georgia Power Company 1995 Annual Report

==========================================================================================================================
                                                                                  1995             1994              1993
--------------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)
Operating Revenues:
Revenues                                                                    $4,328,432       $4,101,504        $4,389,513
Revenues from affiliates                                                        76,906           60,899            61,668
--------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                     4,405,338        4,162,403         4,451,181
--------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                         900,973          870,653           951,507
  Purchased power from non-affiliates                                          183,009          193,130           313,170
  Purchased power from affiliates                                              131,740          158,063           194,024
  Provision for separation benefits                                             10,607           82,238                 -
  Other                                                                        735,918          643,375           675,284
Maintenance                                                                    292,029          272,818           284,521
Depreciation and amortization                                                  421,850          379,158           379,425
Amortization of deferred Plant Vogtle costs, net (Note 3)                      124,454           74,888            36,284
Taxes other than income taxes                                                  204,675          194,566           192,671
Federal and state income taxes                                                 449,204          399,413           452,122
--------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                     3,454,459        3,268,302         3,479,008
--------------------------------------------------------------------------------------------------------------------------
Operating Income                                                               950,879          894,101           972,173
Other Income (Expense):
Allowance for equity funds used during construction                              2,734            5,663             3,168
Equity in earnings of unconsolidated subsidiary (Note 4)                         4,051            3,588             4,127
Interest income                                                                  5,524            3,254             3,806
Other, net                                                                      (8,973)          10,626            11,902
Income taxes applicable to other income                                          3,022            7,975            37,661
--------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                 957,237          925,207         1,032,837
--------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                     254,607          306,473           343,634
Allowance for debt funds used during construction                              (12,081)         (11,571)           (8,271)
Interest on interim obligations                                                 21,463           17,529            15,530
Amortization of debt discount, premium, and expense, net                        15,835           15,743            14,024
Other interest charges                                                          20,399           23,483            47,393
--------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                           300,223          351,657           412,310
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                                     657,014          573,550           620,527
Dividends on Preferred Stock                                                    48,152           48,006            50,674
==========================================================================================================================
Net Income After Dividends on Preferred Stock                               $  608,862       $  525,544        $  569,853
==========================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
Georgia Power Company 1995 Annual Report

===========================================================================================================================
                                                                                  1995              1994             1993
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
Operating Activities:
Net income                                                                  $  657,014         $ 573,550       $  620,527
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                         527,310           484,032          475,152
         Deferred income taxes and investment tax credits, net                  37,150            33,567          150,735
         Allowance for equity funds used during construction                    (2,734)           (5,663)          (3,168)
         Amortization of deferred Plant Vogtle costs, net                      124,454            74,888           36,284
         Non-cash portion of separation benefits                                     -            68,599                -
         Gain on asset sales                                                   (23,588)          (22,717)         (35,514)
         Other, net                                                             23,722           (72,597)         (10,713)
         Changes in certain current assets and liabilities --
            Receivables, net                                                   (59,370)           67,218           27,088
            Inventories                                                         30,761           (63,545)          82,433
            Payables                                                            45,882             5,409           17,364
            Taxes accrued                                                       11,373           (60,474)          15,377
            Energy cost recovery, retail                                        42,576            55,505          (74,260)
            Other                                                                3,473              (706)         (35,691)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                  1,418,023         1,137,066        1,265,614
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                      (480,449)         (638,426)        (674,432)
Sales of property                                                              131,099           132,644          261,687
Other                                                                          (42,579)          (41,273)         (43,154)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                        (391,929)         (547,055)        (455,899)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
     Preferred securities                                                            -           100,000                -
     Preferred stock                                                                 -                 -          175,000
     First mortgage bonds                                                       75,000                 -        1,135,000
     Pollution control bonds                                                   504,700           527,210          145,425
     Long-term notes                                                                 -                 -           37,000
Retirements --
     Preferred stock                                                                 -                 -         (245,005)
     First mortgage bonds                                                     (505,789)         (133,559)      (1,337,822)
     Pollution control bonds                                                  (504,810)         (510,320)        (145,465)
     Other long-term debt                                                      (37,000)          (10,187)         (19,451)
Interim obligations, net                                                       (24,472)          (57,425)         (51,444)
Payment of preferred stock dividends                                           (48,419)          (47,147)         (53,123)
Payment of common stock dividends                                             (451,500)         (429,300)        (402,400)
Miscellaneous                                                                  (17,413)          (22,640)         (63,648)
---------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                      (1,009,703)         (583,368)        (825,933)
---------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                         16,391             6,643          (16,218)
Cash and Cash Equivalents at Beginning of Year                                  12,539             5,896           22,114
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $   28,930         $  12,539       $    5,896
===========================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                   $  298,482         $ 336,155       $  420,107
     Income taxes                                                              404,129           386,653          275,867
---------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 1995 and 1994
Georgia Power Company 1995 Annual Report

=====================================================================================
ASSETS                                                         1995            1994
-------------------------------------------------------------------------------------
                                                                  (in thousands)

Utility Plant:
Plant in service                                         $ 14,538,595    $14,054,917
Less accumulated provision for depreciation                 4,417,120      4,054,986
-------------------------------------------------------------------------------------
                                                           10,121,475      9,999,931
Nuclear fuel, at amortized cost                               124,849        136,425
Construction work in progress (Note 4)                        236,715        541,889
-------------------------------------------------------------------------------------
Total                                                      10,483,039     10,678,245
-------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 4)       27,232         26,985
Nuclear decommissioning trusts, at market                      92,273         54,297
Miscellaneous                                                 120,383         89,542
-------------------------------------------------------------------------------------
Total                                                         239,888        170,824
-------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                      28,930         12,539
Receivables-
  Customer accounts receivable                                418,749        377,570
  Other accounts receivable                                   102,953        104,989
  Affiliated companies                                         15,482         14,443
  Accumulated provision for uncollectible accounts             (5,000)        (4,500)
Fossil fuel stock, at average cost                            145,151        169,252
Materials and supplies, at average cost                       286,804        293,464
Prepayments                                                   107,764         55,383
Vacation pay deferred                                          35,543         40,823
-------------------------------------------------------------------------------------
Total                                                       1,136,376      1,063,963
-------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 8)             871,783        919,750
Deferred Plant Vogtle costs (Note 3)                          307,638        432,092
Premium on reacquired debt, being amortized                   174,018        164,676
Debt expense, being amortized                                  27,227         26,223
Miscellaneous                                                 230,306        256,885
-------------------------------------------------------------------------------------
Total                                                       1,610,972      1,799,626
-------------------------------------------------------------------------------------
Total Assets                                              $13,470,275    $13,712,658
=====================================================================================
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1995 and 1994
Georgia Power Company 1995 Annual Report


=================================================================================================
CAPITALIZATION AND LIABILITIES                                             1995           1994
-------------------------------------------------------------------------------------------------
                                                                               (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                  $ 4,299,012      $4,141,554
Preferred stock                                                          692,787         692,787
Subsidiary obligated mandatorily redeemable preferred securities         100,000         100,000
Long-term debt                                                         3,315,460       3,757,823
-------------------------------------------------------------------------------------------------
Total                                                                  8,407,259       8,692,164
-------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 9)                              150,446          167,420
Notes payable to banks (Note 9)                                          178,000          202,200
Commercial paper (Note 9)                                                222,330          222,602
Accounts payable-
  Affiliated companies                                                    72,878           41,760
  Other                                                                  316,278          313,307
Customer deposits                                                         53,145           47,017
Taxes accrued-
  Federal and state income                                                 7,759            2,856
  Other                                                                   96,633           90,163
Interest accrued                                                          96,162          110,256
Vacation pay accrued                                                      34,233           39,720
Miscellaneous                                                            137,184           70,006
-------------------------------------------------------------------------------------------------
Total                                                                  1,365,048        1,307,307
-------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                             2,510,458        2,477,661
Accumulated deferred investment tax credits                              432,184          453,121
Deferred credits related to income taxes (Note 8)                        410,016          433,334
Disallowed Plant Vogtle capacity buyback costs (Note 4)                   58,514           60,490
Miscellaneous                                                            286,796          288,581
-------------------------------------------------------------------------------------------------
Total                                                                  3,697,968        3,713,187
-------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 6, and 7)
Total Capitalization and Liabilities                                 $13,470,275      $13,712,658
==================================================================================================
The accompanying notes are an integral part of these statements.




STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
Georgia Power Company 1995 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                 1995             1994       1995        1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                (in thousands)              (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized -- 15,000,000 shares
     Outstanding --  7,761,500 shares                                 $       344,250   $      344,250
Paid-in capital                                                             2,384,444        2,384,348
Premium on preferred stock                                                        413              413
Retained earnings (Note 9)                                                  1,569,905        1,412,543
----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                   4,299,012        4,141,554         51.1%        47.6%
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock, without par value:
     Authorized -- 55,000,000 shares
     Outstanding -- 21,027,864 shares
         $100 stated value --
            4.60% to 6.60%                                                    117,787          117,787
            7.72% to 7.80%                                                    105,000          105,000
         $25 stated value --
            $1.90 to $2.125                                                   295,000          295,000
           Adjustable rate -- at January 1, 1996:
              4.85%                                                           100,000          100,000
              5.27%                                                            75,000           75,000
----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $46,608,000)                            692,787          692,787          8.2         8.0
----------------------------------------------------------------------------------------------------------------------------------
Subsidiary Obligated Mandatorily
   Redeemable Preferred Securities (Note 9):
     $25 stated value --  9%                                                  100,000          100,000
----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $9,000,000)                         100,000          100,000          1.2         1.2
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
     September 1, 1995                  5 1/8%                                      -          130,000
     March 1, 1996                      4 3/4%                                150,000          150,000
     April 1, 1998                      5 1/2%                                100,000          100,000
     September 1, 1999                  6 1/8%                                195,000          195,000
     2000 through 2003                  6% to 7%                              625,000          625,000
     2008                               6 7/8%                                 50,000           50,000
     2019                               9.23%                                       -           36,157
     2022 through 2025                  7.55% to 8 3/4%                       595,368          660,000
     2032                               variable rates                              -          200,000
----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                  1,715,368        2,146,157
Pollution control obligations (Note 9)                                      1,678,030        1,678,140
Other long-term debt (Note 9)                                                  87,400          124,686
Unamortized debt premium (discount), net                                      (14,892)         (23,740)
----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $228,539,000)                                           3,465,906        3,925,243
Less amount due within one year (Note 9)                                      150,446          167,420
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                         3,315,460        3,757,823         39.5        43.2
----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $     8,407,259   $    8,692,164        100.0%       100.0%
==================================================================================================================================
The accompanying notes are an integral part of these statements.

                                       15



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993
Georgia Power Company 1995 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Balance at Beginning of Period                                                   $   1,412,543    $   1,316,447     $   1,159,380
Net income after dividends on preferred stock                                          608,862          525,544           569,853
Cash dividends on common stock                                                        (451,500)        (429,300)         (402,400)
Preferred stock transactions, net                                                            -             (148)          (10,386)
==================================================================================================================================
Balance at End of Period (Note 9)                                                $   1,569,905    $   1,412,543     $   1,316,447
==================================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1995, 1994, and 1993
Georgia Power Company 1995 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995             1994              1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  (in thousands)

Balance at Beginning of Period                                                   $   2,384,348    $   2,384,348     $   2,384,140
Contributions to capital by parent company                                                  96                -               208
==================================================================================================================================
Balance at End of Period                                                         $   2,384,444    $   2,384,348     $   2,384,348
==================================================================================================================================
The accompanying notes are an integral part of these statements.




                                       16

NOTES TO FINANCIAL STATEMENTS
Georgia Power Company 1995 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

The Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). SCS provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of this act. The Company is also subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles
(GAAP) and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from these estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Company's Balance Sheets at December 31 relate to the following:

                                            1995       1994
                                          --------------------
                                              (in millions)
Deferred income taxes                       $  872     $  920
Deferred income tax credits                   (410)      (433)
Deferred Plant Vogtle costs                    308        432
Premium on reacquired debt                     174        165
Demand-side program costs                       79         97
Corporate building lease                        49         48
Postretirement benefits                         53         41
Vacation pay                                    36         41
Inventory conversions                          (31)       (39)
Department of Energy assessments                33         36
Other, net                                      36         52
==============================================================
Total                                       $1,199     $1,360
==============================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Georgia Power Company 1995 Annual Report

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $86 million in 1995, $87 million in 1994, and $75 million in 1993. The Company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch and into 2009 at Plant Vogtle.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The assessment will be paid over a 15-year period, which began in 1993. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The Company -- based on its ownership interests -- estimates its remaining liability under this law at December 31, 1995, to be approximately $31 million. This obligation is recorded in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1995 and 3.1 percent in 1994 and 1993. See Note 3 under "Retail Rate Plan" for additional information. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

    In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The Company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over a set period of time as approved by the GPSC. Earnings on the trust funds are considered in determining decommissioning expense. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The Company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

    The site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of the retirement

Georgia Power Company 1995 Annual Report


date. The estimated costs of decommissioning -- both site study costs and ultimate costs at December 31, 1995 -- based on the Company's ownership interests -- were as follows:

                                           Plant      Plant
                                           Hatch     Vogtle
                                        --------------------
Site study basis (year)                     1994       1994

Decommissioning periods:
   Beginning year                           2014       2027
   Completion year                          2027       2038
------------------------------------------------------------
                                           (in millions)
Site study costs:
   Radiated structures                      $294       $233
   Non-radiated structures                    41         52
============================================================
Total                                       $335       $285
============================================================
                                           (in millions)
Ultimate costs:
   Radiated structures                      $781     $1,018
   Non-radiated structures                   111        230
------------------------------------------------------------
Total                                       $892     $1,248
============================================================

                                           (in millions)
Amount expensed in 1995                      $11        $ 9

Accumulated provisions:
   Balance in external trust funds           $56        $36
   Balance in internal reserves               30         13
============================================================
Total                                        $86        $49
============================================================

Significant assumptions:
   Inflation rate                           4.4%       4.4%
   Trust earnings rate                      6.0        6.0
------------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the GPSC. The decommissioning costs included in cost of service are based on the higher of the costs to decommission the radioactive portions of the plants based on 1994 site studies or the NRC minimum funding requirements. The Company expects the GPSC to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.


    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of: changes in the assumed date of decommissioning; changes in NRC requirements; changes in the assumptions used in making estimates; changes in regulatory requirements; changes in technology; and changes in costs of labor, materials, and equipment.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Plant Vogtle Phase-In Plans

In 1987 and 1989, the GPSC ordered that the allowed costs of Plant Vogtle, a two-unit nuclear facility of which Georgia Power owns 45.7 percent, be phased into rates under plans that meet the requirements of FASB Statement No. 92, Accounting for Phase-In Plans. In 1991, the GPSC modified the phase-in plans. In addition, the Company deferred certain Plant Vogtle operating expenses and financing costs under accounting orders issued by the GPSC. See Note 3 for further information.

Allowance for Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. For the years 1995, 1994 and 1993, the average AFUDC rates were 6.53 percent, 6.18 percent and 4.96 percent, respectively. The increase in 1994 is primarily the result of the higher short-term borrowing rates. AFUDC, net of taxes, as a percentage of net income after dividends on preferred stock, was less than 2.5 percent for 1995, 1994, and 1993.

Georgia Power Company 1995 Annual Report


Utility Plant

Utility plant is stated at original cost with the exception of Plant Vogtle, which is stated at cost less regulatory disallowances. Original cost includes: materials; labor; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the Company's financial instruments for which the carrying amounts did not approximate fair value at December 31 are as follows:

                                       Carrying        Fair
                                        Amount        Value
                                     --------------------------
Long-term debt:                            (in millions)
     At December 31, 1995                $3,378       $3,487
     At December 31, 1994                 3,838        3,697
Preferred Securities:
     At December 31, 1995                   100          114
---------------------------------------------------------------

    The fair values for securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan covering substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Qualified trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. During 1995 and 1994, the Company funded $21 million and $22 million, respectively, to the qualified trusts. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." In October 1993, the GPSC ordered the Company to phase in the adoption of Statement No. 106 to cost of service over a five-year period, whereby one-fifth of the additional cost was expensed in 1993, and the remaining additional costs were deferred. An additional one-fifth of the costs will be expensed each succeeding year until the costs are fully reflected in cost of service in 1997. The cost deferred during the five-year period will be amortized to expense over a 15-year period beginning in 1998. As a result of the regulatory treatment allowed by the GPSC, the adoption of Statement No. 106 did not have a material impact on net income.

Georgia Power Company 1995 Annual Report

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                Pension
                                          ---------------------
                                               1995       1994
                                          ---------------------
Actuarial present value of                   (in millions)
   benefit obligations:
     Vested benefits                         $  830     $  689
     Non-vested benefits                         43         32
---------------------------------------------------------------
Accumulated benefit obligation                  873        721
Additional amounts related
   to projected salary increases                290        294
---------------------------------------------------------------
Projected benefit obligation                  1,163      1,015
Less:
   Fair value of plan assets                  1,688      1,419
   Unrecognized net gain                       (465)      (371)
   Unrecognized prior service cost               26         28
   Unrecognized transition asset                (52)       (58)
===============================================================
Prepaid asset recognized in
   the Balance Sheets                        $   34     $    3
===============================================================


                                              Postretirement
                                                Benefits
                                          ---------------------
                                               1995       1994
                                          ---------------------
                                               (in millions)
Actuarial present value of benefit obligation:
     Retirees and dependents                   $214       $203
     Employees eligible to retire                16          7
     Other employees                            188        229
---------------------------------------------------------------
Accumulated benefit obligation                  418        439
Less:
   Fair value of plan assets                     81         52
   Unrecognized net loss (gain)                  44         (1)
   Unrecognized transition
     obligation                                 186        301
===============================================================
Accrued liability recognized in the
   Balance Sheets                              $107       $ 87
===============================================================


    In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $97 million.

    The weighted average rates used in actuarial calculations were:

                                   1995       1994      1993
                                -------------------------------
Discount                           7.3%       8.0%       7.5%
Annual salary increase             4.8        5.5        5.0
Long-term return on
   plan assets                     8.5        8.5        8.5
---------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing gradually to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1995, by $39 million and the aggregate of the service and interest cost components of the net postretirement cost by $8 million.

    The components of the plans' net costs are shown below:

                                             Pension
                                   -----------------------------
                                      1995      1994      1993
                                   -----------------------------
                                          (in millions)
Benefits earned during the year    $    33   $    34   $    33
Interest cost on projected
   benefit obligation                   78        71        69
Actual (return) loss on plan assets   (317)       35      (194)
Net amortization and deferral          185      (160)       84
================================================================
Net pension cost                   $   (21)  $   (20)  $    (8)
================================================================

    Net pension costs were negative in 1995, 1994 and 1993. Of net pension amounts recorded, $15 million in 1995 and 1994, and $6 million in 1993 were recorded as a

Georgia Power Company 1995 Annual Report


reduction to operating expense, and the remainder was recorded as a reduction to construction and other accounts.


                                          Postretirement Benefits
                                        --------------------------
                                         1995     1994    1993
                                        --------------------------
                                              (in millions)
Benefits earned during the year             $13      $15      $14
Interest cost on accumulated
   benefit obligation                        34       33       29
Amortization of transition
   obligation                                16       15       15
Actual (return) loss on plan
   assets                                    (8)       1       (4)
Net amortization and deferral                 4       (3)       2
==================================================================
Net postretirement cost                     $59      $61      $56
==================================================================

    Of the above net postretirement benefit costs recorded, $33 million in 1995, $28 million in 1994, and $21 million in 1993 were charged to operating expenses. In addition, $11 million in 1995, $18 million in 1994, and $21 million in 1993 were deferred, and the remainder was charged to construction and other accounts

Work Force Reduction Programs

The Company has incurred additional costs for work force reduction programs. The costs related to these programs were $11 million and $82 million for the years 1995 and 1994, respectively. Additionally, in 1994, the Company recognized $8 million for its share of costs associated with SCS's work force reduction program.

3. REGULATORY AND LITIGATION MATTERS

Retail Rate Plan

On February 16, 1996, the GPSC approved a rate plan recommended by the Commission staff which concludes the GPSC's review of the Company's earnings initiated in early 1995 and addresses the Company's proposed alternative retail rate plan. Under the three-year plan effective January 1, 1996, the Company's earnings will be evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Earnings in excess of 12.5 percent will be used to accelerate the amortization of regulatory assets or depreciation of electric plant. At its option, the Company may also recognize accelerated amortization or depreciation of assets within the allowed return on common equity range. The Company is required to absorb cost increases of approximately $29 million annually during the plan's three-year operation, including $14 million annually of accelerated depreciation of electric plant. During the plan's operation, the Company will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Under the approved plan, on July 1, 1998 the Company will make a general rate case filing in response to which the GPSC would be expected either to continue the rate plan or adopt a different one.

Rocky Mountain Plant Status

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991, as then planned, was not economically justifiable and reasonable and withheld authorization for the Company to spend funds from approved securities issuances on that plant. In 1988, the Company and OPC entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant, as discussed in Note 6. However, full recovery of the Company's costs depends on the GPSC's treatment of the plant's costs and disposition of the plant's capacity output. In the event the GPSC does not allow full recovery of the plant's costs, then the portion not allowed may have to be written off. AFUDC accrued on the Rocky Mountain plant was not credited to income or included in the plant's cost since December 1985. In 1995, the plant went into commercial operation. At December 31, 1995, the Company's net investment in the plant was approximately $190 million, and the Company's ownership was 25.4 percent.

    The final outcome of this matter cannot now be determined. Accordingly, no provision for any write-down of the investment in the plant has been made.

Demand-Side Conservation Programs

In October 1993, a Superior Court of Fulton County, Georgia, judge ruled that rate riders previously approved by the GPSC for recovery of the Company's costs incurred in connection with demand-side conservation programs were unlawful. The judge held that the GPSC lacked statutory authority to approve such rate riders except through general rate case proceedings and that those procedures had not been followed. The Company suspended collection of the demand-side conservation

Georgia Power Company 1995 Annual Report

costs and appealed the court's decision to the Georgia Court of Appeals. In December 1993, the GPSC approved the Company's request for an accounting order allowing the Company to defer all current unrecovered and future costs related to these programs until the Superior Court's decision is reversed or until the next general rate case proceedings.

    After the Georgia Court of Appeals upheld the legality of the rate riders, the Company resumed collection under the rate riders in December 1994. In August 1995, the GPSC ordered the Company to discontinue its current demand-side conservation programs by the end of 1995. The rate riders will remain in effect until costs deferred are collected.

    Under the Retail Rate Plan approved February 16, 1996, the Company will recognize approximately $29 million of deferred program costs over a three-year period which will not be recovered through the riders.

FERC Review of Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the Southern electric system's wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power, and other similar contracts. Any change in the rate of return on common equity that could potentially require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds began in October 1994 and ended in December 1995. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all the schedules and contracts involved in both proceedings and refunds were ordered, the amount of refunds could range up to approximately $49 million at December 31, 1995. However, management believes that rates are not excessive, and that refunds are not justified.

Certain Environmental Contingencies

In January 1995, the Company and four other unrelated entities were notified by the EPA that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1995, the Company has recognized $3.5 million in expenses associated with this site. While the Company believes that the total amount of costs required for the clean up of this site may be substantial, it is unable at this time to estimate either such total or the portion for which the Company may ultimately be responsible.

    The final outcome of this matter cannot now be determined. However, based on the nature and extent of the Company's activities relating to the site, management believes that the Company's portion of these costs should not be material.

   In compliance with the Georgia Hazardous Site Response Act of 1993, the State of Georgia was required to compile an inventory of all known or suspected sites where hazardous wastes, constituents or substances have been disposed of or released in quantities deemed reportable by the State. In developing this list, the State identified several hundred properties throughout the State, including 24 sites which may require environmental remediation by the Company. The majority of these 24 sites are electrical power substations and power generation facilities. The Company has recognized $10 million in expenses through December 31, 1995 for the anticipated clean-up cost for 18 sites that the Company plans

Georgia Power Company 1995 Annual Report


to remediate. The Company will conduct studies at each of the remaining sites to determine the extent of remediation and associated clean-up costs, if any, that may be required. The Company has recognized $2.4 million in expenses for the anticipated cost of completing such studies. Any cost of remediating the remaining sites cannot presently be determined until such studies are completed for each site and the State of Georgia determines whether remediation is required. If all listed sites were required to be remediated, the Company could incur expenses of up to approximately $15 million in additional clean-up costs and construction expenditures of up to approximately $100 million to develop new waste management facilities or install additional pollution control devices.

Wholesale Litigation

In July 1994, Oglethorpe Power Corporation (OPC) and the Municipal Electric Authority of Georgia (MEAG) filed a joint complaint with the FERC seeking to recover from the Company an aggregate of approximately $16.5 million in alleged partial requirements rates overcharges, plus approximately $6.3 million in interest. OPC and MEAG claimed that the Company improperly reflected in such rates costs associated with capacity that had previously been sold to Gulf States pursuant to a unit power sales contract or, alternatively, that they should be allocated a portion of the proceeds received by the Company as a result of a settlement with Gulf States of litigation arising out of such contract. The Company's response sought dismissal of the complaint by the FERC. Dismissal was ordered in November 1994. OPC and MEAG filed a request for rehearing in December 1994, and the FERC denied such request in July 1995. In September 1995, OPC appealed the FERC's decision on this issue to the Court of Appeals for the District of Columbia Circuit.

    In August 1994, OPC and MEAG also filed a complaint in the Superior Court of Fulton County, Georgia, urging substantially the same claims and asking the court to hear the matter in the event the FERC declines jurisdiction. Such court proceeding was subsequently stayed pending resolution of the FERC filing.


Plant Vogtle Phase-In Plans

Pursuant to orders from the GPSC, the Company recorded a deferred return under phase-in plans for Plant Vogtle Units 1 and 2 until October 1991 when the allowed investment was fully reflected in rates. In addition, the GPSC issued two separate accounting orders that required the Company to defer substantially all operating and financing costs related to both units until rate orders addressed these costs. These GPSC orders provide for the recovery of deferred costs within 10 years. The GPSC modified the phase-in plans in 1991 to accelerate the recognition of costs previously deferred under the Plant Vogtle Unit 2 phase-in plan and to levelize the remaining Plant Vogtle declining capacity buyback expenses.

    Under these orders, the Company has deferred and amortized these costs (as recovered through rates) as follows:
                                     1995      1994      1993
                                   -----------------------------
                                          (in millions)
Deferred costs at beginning
   of year                            $432      $507      $383
----------------------------------------------------------------
Deferred capacity buyback
   expenses                              -        10        38
Amortization of previously
   deferred costs                     (124)      (85)      (74)
----------------------------------------------------------------
   Net amortization                   (124)      (75)      (36)
----------------------------------------------------------------
Effect of adoption of FASB
   Statement No. 109                     -         -       160
================================================================
Deferred costs at end of year         $308      $432      $507
================================================================

Nuclear Performance Standards

In October 1989, the GPSC adopted a nuclear performance standard for the Company's nuclear generating units under which the performance of plants Hatch and Vogtle will be evaluated every three years. The performance standard is based on each unit's capacity factor as compared to the average of all U.S. nuclear units operating at a capacity factor of 50 percent or higher during the three-year period of evaluation. Depending on the performance of the units, the Company could receive a monetary reward or penalty under the performance standards criteria. The first evaluation was conducted in 1993 for performance during the 1990-92 period. During this three-year period, the Company's units performed at an average capacity factor of 81 percent compared to an industry

Georgia Power Company 1995 Annual Report

average of approximately 73 percent. Based on these results, the GPSC approved a performance reward of approximately $8.5 million for the Company. This reward is being collected through the retail fuel cost recovery provision and recognized in income over a 36-month period beginning November 1993. At December 31, 1995, the remaining amount to be collected was $2.4 million.

4.  COMMITMENTS

Construction Program

While the Company has no new baseload generating plants under construction, the construction of one jointly owned combustion turbine peaking unit is planned to be completed in 1996. In addition, significant construction of transmission and distribution facilities, and projects to upgrade and extend the useful life of generating plants will continue. The Company currently estimates property additions to be approximately $530 million in 1996, $537 million in 1997, and $529 million in 1998. These estimated additions include AFUDC of $12 million in 1996, $14 million in 1997, and $15 million in 1998. The estimates for property additions for the three-year period include $67 million committed to meeting the requirements of the Clean Air Act.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from estimates because of numerous factors, including, but not limited to, changes in business conditions, load growth estimates, environmental regulations, and regulatory requirements.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term fossil and nuclear fuel commitments at December 31, 1995 were as follows:

                                                Minimum
Year                                          Obligations
                                         ----------------------
                                             (in millions)
1996                                               $  831
1997                                                  678
1998                                                  534
1999                                                  321
2000                                                  231
2001 through 2010                                   1,624
===============================================================
Total minimum obligations                          $4,219
===============================================================

    Additional commitments for coal and for nuclear fuel will be required in the future to supply the Company's fuel needs.

Purchase Power Commitments

In connection with the joint ownership arrangement for Plant Vogtle, discussed in Note 6, the Company has made commitments to purchase declining fractions of OPC's and MEAG's capacity and energy from this plant. These commitments are in effect during periods of up to 10 years following commercial operation (and with regard to a portion of a 5 percent interest in Plant Vogtle owned by MEAG, until the latter of the retirement of the plant or the latest stated maturity date of MEAG's bonds issued to finance such ownership interest). The payments for capacity are required whether or not any capacity is available. The energy cost is a function of each unit's variable operating costs. Except as noted below, the cost of such capacity and energy is included in purchased power from non-affiliates in the Company's Statements of Income. Capacity payments totaled $76 million, $129 million and $183 million in 1995, 1994, and 1993, respectively. The current projected Plant Vogtle capacity payments for the next five years are: $70 million in 1996, $59 million per year in 1997 through 1999, and $60 million in 2000. Portions of the payments noted above relate to costs in excess of Plant Vogtle's allowed investment for ratemaking purposes. The present value of these portions was written off in 1987 and 1990.

Georgia Power Company 1995 Annual Report

    As discussed in Note 3, the Plant Vogtle declining capacity buyback expense is being levelized over a six-year period which began in October 1991.

    The Company and an affiliate, Alabama Power Company, own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,020 megawatts, as well as associated transmission facilities. The capacity of the units has been sold equally to the Company and Alabama Power under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, debt service and return on investment, whether or not SEGCO has any capacity and energy available. The term of the contract extends automatically for two-year periods, subject to either party's right to cancel upon two year's notice. The Company's share of expenses included in purchased power from affiliates in the Statements of Income, is as follows:

                               1995        1994       1993
                             ---------------------------------
                                      (in millions)
Energy                            $44       $43         $60
Capacity                           29        33          30
==============================================================
Total                             $73       $76         $90
==============================================================
Kilowatt-hours                  2,391     2,429       3,352
--------------------------------------------------------------

    At December 31, 1995, the capitalization of SEGCO consisted of $54 million of equity and $78 million of long-term debt on which the annual interest requirement is $5 million.

   The Company has entered into a 30-year purchase power agreement, scheduled to begin in June 1998, for electricity during peaking periods from a planned 300 megawatt cogeneration facility. Payments are subject to reductions for failure to meet minimum capacity output. Total estimated capacity and fixed operation and maintenance (O&M) payments are as follows:

                                           Fixed
Year                     Capacity           O&M          Total
                       -----------------------------------------
                                    (in millions)
1998                         $ 10           $  3          $ 13
1999                           11              4            15
2000                           11              4            15
2001 and beyond               178            157           335
================================================================
Total                        $210           $168          $378
================================================================

Operating Leases

The Company has entered into coal rail car rental agreements with various terms and expiration dates. These expenses totaled $12 million, $13 million, and $8 million for 1995, 1994, and 1993, respectively. At December 31, 1995, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                       Amounts
                                      -------------------
                                        (in millions)
1996                                         $  11
1997                                            10
1998                                            10
1999                                            10
2000                                            10
2001 and beyond                                126
=========================================================
Total minimum payments                        $177
=========================================================

5.  NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, the Company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident

Georgia Power Company 1995 Annual Report


occurring at the Company's nuclear power plants. The act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. The Company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment for the Company, excluding any applicable state premium taxes, -- based on its ownership and buyback interests -- is $162 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The Company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The Company's maximum annual assessment is limited to $12 million under current policies.

    Additionally, the Company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 21 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments under the current policies for the Company would be $24 million for excess property damage and $13 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the Company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    The Company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the Company could be subject to a maximum total assessment of $6 million.

    All retrospective assessments, whether generated for liability, property or replacement power, may be subject to applicable state premium taxes.

6.  FACILITY SALES AND JOINT OWNERSHIP AGREEMENTS

The Company has sold undivided interests in plants Hatch, Wansley, Vogtle, and Scherer Units 1 and 2, together with transmission facilities, to OPC, an electric membership generation and transmission corporation; MEAG, a public corporation and an instrumentality of the state of Georgia; and the City of Dalton, Georgia. The Company has sold an interest in Plant Scherer Unit 3 to Gulf Power Company, an affiliate.

    Additionally, in 1995 the Company completed the last of four separate transactions to sell Unit 4 of Plant Scherer to Florida Power & Light Company (FP&L) and Jacksonville Electric Authority (JEA) for a total price of approximately $808 million. FP&L now owns approximately 76.4 percent of the unit, with JEA owning the remainder.

Georgia Power Company 1995 Annual Report


    The Scherer Unit 4 transactions were as follows:

Closing Date                 Percent                After-Tax
               Capacity     Ownership     Amount      Gain
---------------------------------------------------------------
            (in megawatts)                   (in millions)
July 1991         290        35.46%         $291      $14
June 1993         258        31.44           253       18
June 1994         135        16.55           133       11
June 1995         135        16.55           131       12
===============================================================
Total             818       100.00%         $808      $55
===============================================================

    Except as otherwise noted, the Company has contracted to operate and maintain all jointly owned facilities. The Company includes its proportionate share of plant operating expenses in the corresponding operating expenses in the Statements of Income.

    As discussed in Note 3, the Company owns 25.4 percent of the Rocky Mountain pumped storage hydroelectric plant, which began commercial operation in 1995. OPC owns the remainder, and is the operator of the plant.

    The Company owns six of eight 80 megawatt combustion turbine generating units and 75 percent of the related common facilities at Plant McIntosh. Savannah Electric and Power Company, an affiliate, owns the remainder and operates the plant. Four of the Company's six units began commercial operation during 1994, and the remaining two units began commercial operation in 1995.

    In 1994, the Company and Florida Power Corporation (FPC) entered into a joint ownership agreement regarding a 150 megawatt combustion turbine unit to be constructed at Intercession City, Florida, near Orlando. The unit is scheduled to begin commercial operation by the end of 1996, and will be constructed, operated, and maintained by FPC. The Company will have a one-third interest in the unit, with use of 100 percent of the unit's capacity from June through September. FPC will have the capacity the remainder of the year. The Company's investment in the project is expected to be approximately $14 million at completion.


    At December 31, 1995, the Company's percentage ownership and investment (exclusive of nuclear fuel) in jointly owned facilities in commercial operation, were as follows:

                                        Total
                                      Nameplate         Company
Facility (Type)                       Capacity         Ownership
-----------------------------------------------------------------
                                     (megawatts)
Plant Vogtle (nuclear)                  2,320              45.7%
Plant Hatch (nuclear)                   1,630              50.1
Plant Wansley (coal)                    1,779              53.5
Plant Scherer (coal)
   Units 1 and 2                        1,636               8.4
   Unit 3                                 818              75.0
Plant McIntosh
   Common Facilities                      N/A              75.0
       (combustion-turbine)
Rocky Mountain                            848              25.4
       (pumped storage)
-----------------------------------------------------------------

                                                     Accumulated
Facility (Type)                     Investment      Depreciation
-----------------------------------------------------------------
                                          (in millions)
Plant Vogtle (nuclear)               $3,295*             $730
Plant Hatch (nuclear)                   842               394
Plant Wansley (coal)                    297               132
Plant Scherer (coal)
   Units 1 and 2                        112                39
   Unit 3                               541               135
Plant McIntosh
   Common Facilities
       (combustion-turbine)              19                **
Rocky Mountain
            (pumped storage)            200                10
----------------------------------------------------------------

     * Investment net of write-offs.
   ** Less than $1 million.

Georgia Power Company 1995 Annual Report


7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the operating subsidiaries of The Southern Company have long-term contractual agreements for the sale of capacity and energy to non-affiliated utilities located outside the system's service area. These agreements consist of firm unit power sales pertaining to capacity from specific generating units. The Company also had agreements for non-firm sales, which expired in 1994, based on the capacity of the Southern system. Because energy is generally sold at cost under these agreements, it is primarily the capacity revenues that affect the Company's profitability.

    The Company's capacity revenues have been as follows:

Year          Unit Power Sales             Non-firm Sales
-----------------------------------------------------------------
        (in millions) (megawatts)    (in millions) (megawatts)
1995         $  53           248           $  -             -
1994            75           403              9           101
1993           135           830             17           200
-----------------------------------------------------------------

    Unit power from specific generating plants is being sold to FP&L, FPC, JEA, and the City of Tallahassee, Florida. Under these agreements, the Company sold approximately 248 megawatts of capacity in 1995 and is scheduled to sell approximately 173 megawatts of capacity in 1996. Thereafter, these sales will decline to an estimated 159 megawatts and remain at that level through 1999. After 2000, capacity sales will decline to approximately 103 megawatts -- unless reduced by FP&L, FPC, and JEA -- until the expiration of the contracts in 2010.

    Long-term non-firm power of 200 megawatts was sold by the Southern system in 1994 to FPC, of which the Company's share was 101 megawatts, under a contract that expired at the end of 1994. Sales under these long-term non-firm power sales agreements were made from available power pool energy, and the revenues from the sales were shared by the operating affiliates.

8.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax-related regulatory assets were $872 million and the tax-related regulatory liabilities were $410 million. The assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

                                      1995     1994       1993
                                   ------------------------------
Total provision for income taxes:            (in millions)
Federal:
   Currently payable                 $349       $306      $223
   Deferred -
     Current year                      84         86       181
     Reversal of prior years          (55)       (57)      (40)
   Deferred investment tax
     credits                            1         (1)      (18)
-----------------------------------------------------------------
                                      379        334       346
-----------------------------------------------------------------
State:
   Currently payable                   60         52        41
   Deferred -
     Current year                      15         15        31
     Reversal of prior years           (8)       (10)       (3)
-----------------------------------------------------------------
                                       67         57        69
-----------------------------------------------------------------
Total                                 446        391       415
------------------------------------------------------------------
Less:
   Income taxes charged
   (credited) to other income          (3)        (8)      (37)
=================================================================
Federal and state income
   taxes charged to operations       $449       $399      $452
=================================================================

Georgia Power Company 1995 Annual Report


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                  1995       1994
                                              --------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                     $1,630     $1,541
   Property basis differences                    1,074      1,085
   Deferred Plant Vogtle costs                     100        141
   Premium on reacquired debt                       70         68
   Deferred regulatory costs                        38         48
   Fuel clause underrecovered                        -          9
   Other                                            29         23
------------------------------------------------------------------
Total                                            2,941      2,915
------------------------------------------------------------------
Deferred tax assets:
   Other property basis differences                239        250
   Federal effect of state deferred taxes           97         94
   Other deferred costs                             83         79
   Disallowed Plant Vogtle buybacks                 25         26
   Accrued interest                                 13         10
   Fuel clause overrecovered                         6          -
   Other                                            18         13
------------------------------------------------------------------
Total                                              481        472
------------------------------------------------------------------
Net deferred tax liabilities                     2,460      2,443
Portion included in current assets                  51         35
==================================================================
Accumulated deferred income taxes
   in the Balance Sheets                        $2,511     $2,478
==================================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $22 million in 1995, $25 million in 1994, and $19 million in 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.


    A reconciliation of the federal statutory tax rate to the effective income tax rate is as follows:

                                     1995      1994       1993
                                   -----------------------------
Federal statutory rate                 35%       35%        35%
State income tax, net of
   federal deduction                    4         4          4
Non-deductible book
   depreciation                         2         3          3
Difference in prior years'
   deferred and current tax rate       (1)       (1)        (1)
Other                                   -         -         (1)
================================================================
Effective income tax rate              40%       41%        40%
================================================================

    The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  CAPITALIZATION

Common Stock Dividend Restrictions

The Company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1995, retained earnings of $897 million were restricted against the payment of cash dividends on common stock under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent common stock dividend restrictions than those currently in effect.

    The Company's charter limits cash dividends on common stock to the lesser of the retained earnings balance or 75 percent of net income available for such stock during a prior period of 12 months if the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend, is below 25 percent, and to 50 percent of such net income if such ratio is less than 20 percent. At December 31, 1995, the ratio as defined was 50.2 percent.

Georgia Power Company 1995 Annual Report


Preferred Securities

In December 1994, Georgia Power Capital, L.P., of which the Company is the sole general partner, issued $100 million of 9 percent mandatory redeemable preferred securities. The sole asset of Georgia Power Capital is $103 million aggregate principal amount of Georgia Power's 9 percent Junior Subordinated Deferrable Interest Debentures due December 19, 2024. The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of Georgia Power Capital's payment obligations with respect to the preferred securities.

Pollution Control Bonds

The Company has incurred obligations in connection with the sale by public authorities of tax-exempt pollution control and industrial development revenue bonds. The Company has authenticated and delivered to trustees an aggregate of $1.5 billion of its first mortgage bonds, which are pledged as security for its obligations under pollution control and industrial development contracts. No interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase or loan agreements. An aggregate of approximately $146 million of the pollution control and industrial development bonds is secured by a subordinated interest in specific property of the Company.

    Details of pollution control bonds are as follows:

   Maturity          Interest Rates          1995       1994
--------------------------------------------------------------
                                              (in millions)
2000             4.375%                   $    50   $      -
2004-2005        5% to 5.70%                  143         85
2006-2008        6.375% to 6.75%               12         12
2011-2015        10.125% to 10.6%
                      & Variable               10        515
2016-2019        6% to 9.375%                 282        282
2021-2025        5.40% to 7.25%
                      & Variable            1,181        784
==============================================================
Total pollution control bonds             $ 1,678     $1,678
==============================================================


Bank Credit Arrangements

At the beginning of 1996, the Company had unused credit arrangements with banks totaling $975 million, of which $514.7 million expires at various times during 1996, $60.3 million expires at May 1, 1998, and $400 million expires at June 30, 1998.

    The $400 million expiring June 30, 1998, is under revolving credit arrangements with several banks providing the Company, Alabama Power Company, and The Southern Company up to a total credit amount of $400 million. To provide liquidity support for commercial paper programs, $165 million, $135 million, and $100 million are currently dedicated to the Company, Alabama Power Company, and The Southern Company, respectively. However, the allocations can be changed among the borrowers by notifying the respective banks.

    During the term of the agreements expiring in 1998, short-term borrowings may be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Of the Company's total $975 million in unused credit arrangements, a portion of the lines are dedicated to provide liquidity support to variable rate pollution control bonds. The credit lines dedicated as of December 31, 1995, were $475 million. In connection with all other lines of credit, the Company has the option of paying fees or maintaining compensating balances. These balances are not legally restricted from withdrawal.

    In addition, the Company borrows under uncommitted lines of credit with banks and through a $225 million commercial paper program that has the liquidity support of committed bank credit arrangements. Average compensating balances held under these committed facilities were not material in 1995.

Other Long-Term Debt

Assets acquired under capital leases are recorded in the Balance Sheets as utility plant in service, and the related obligations are classified as

Georgia Power Company 1995 Annual Report

long-term debt. At December 31, 1995 and 1994, the Company had a capitalized lease obligation for its corporate headquarters building of $87 million and $88 million, respectively, with an interest rate of 8.1 percent. The maturity of this capital lease obligation through 2000 is approximately as follows: $336 thousand in 1996, $365 thousand in 1997, $395 thousand in 1998, $429 thousand in 1999, and $672 thousand in 2000.

    The lease agreement for the corporate headquarters building provides for payments that are minimal in early years and escalate through the first 21 years of the lease. For ratemaking purposes, the GPSC has treated the lease as an operating lease and has allowed only the lease payments in cost of service. The difference between the accrued expense and the lease payments allowed for ratemaking purposes is being deferred as a cost to be recovered in the future as ordered by the GPSC. At December 31, 1995, and 1994, the interest and lease amortization deferred on the Balance Sheets are $49 million and $48 million, respectively.

Assets Subject to Lien

The Company's mortgage dated as of March 1, 1941, as amended and supplemented, securing the first mortgage bonds issued by the Company, constitutes a direct lien on substantially all of the Company's fixed property and franchises.

Long-Term Debt Due Within One Year

The current portion of the Company's long-term debt is as follows:

                                                  1995     1994
                                               -----------------
                                                (in millions)
First mortgage bond maturity                      $150     $130
Other long-term debt                                 -       37
================================================================
Total                                             $150     $167
================================================================

    The Company's first mortgage bond indenture includes an improvement fund requirement that amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by June 1 of each year by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirement. The Company currently plans to satisfy its 1996 improvement fund requirement by depositing cash with the trustee or by pledging additional property.

Redemption of Securities

The Company plans to continue a program of redeeming or replacing debt and preferred stock in cases where opportunities exist to reduce financing costs. Issues may be repurchased in the open market or called at premiums as specified under terms of the issue. They may also be redeemed at face value to meet improvement fund and sinking fund requirements, to meet replacement provisions of the mortgage, or through use of proceeds from the sale of property pledged under the mortgage. In general, for the first five years a series is outstanding the Company is prohibited from redeeming for improvement fund purposes more than 1 percent annually of the original issue amount.

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial information for 1995 and 1994 is as follows:

                                                      Net Income
                                                        After
                                                     Dividends on
                        Operating      Operating      Preferred
    Quarter Ended        Revenues       Income          Stock
-------------------------------------------------------------------
                                      (in millions)
March 1995              $    974          $207          $ 116
June 1995                  1,075           230            149
September 1995             1,374           337            245
December 1995                982           177             99


March 1994              $    992          $157          $  58
June 1994                  1,030           227            140
September 1994             1,213           331            233
December 1994                927           179             95
-------------------------------------------------------------------

    Earnings in 1994 declined by $55 million as a result of work force reduction programs recorded primarily in the first quarter.

    The Company's business is influenced by seasonal weather conditions.


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1995 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995              1994             1993
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                   $4,405,338        $4,162,403       $4,451,181
Net Income after Dividends
     on Preferred Stock (in thousands)                                                $608,862          $525,544         $569,853
Cash Dividends on Common Stock (in thousands)                                         $451,500          $429,300         $402,400
Return on Average Common Equity (percent)                                                14.43             12.84            14.37
Total Assets (in thousands)                                                        $13,470,275       $13,712,658      $13,736,110
Gross Property Additions (in thousands)                                               $480,449          $638,426         $674,432
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                 $4,299,012        $4,141,554       $4,045,458
Preferred stock                                                                        692,787           692,787          692,787
Preferred stock subject to mandatory redemption                                              -                 -                -
Subsidiary obligated mandatorily redeemable preferred securities                       100,000           100,000                -
Long-term debt                                                                       3,315,460         3,757,823        4,031,387
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       $8,407,259        $8,692,164       $8,769,632
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       51.1              47.6             46.1
Preferred stock                                                                            8.2               8.0              7.9
Subsidiary obligated mandatorily redeemable preferred securities                           1.2               1.2              -
Long-term debt                                                                            39.5              43.2             46.0
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0             100.0            100.0
==================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  75,000                 -        1,135,000
Retired                                                                                505,789           133,559        1,337,822
Preferred Stock (in thousands):
Issued                                                                                       -                 -          175,000
Retired                                                                                      -                 -          245,005
Subsidiary Obligated Mandatorily Redeemable Preferred Securities (in thousands):
Issued                                                                                       -           100,000                -
----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A1                A2               A3
     Standard and Poor's                                                                    A+                 A               A-
     Duff & Phelps                                                                         AA-                A+               A+
Preferred Stock -
     Moody's                                                                                a2                a3             baa1
     Standard and Poor's                                                                     A                A-             BBB+
     Duff & Phelps                                                                           A                A-               A-
----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                          1,500,024         1,466,382        1,441,972
Commercial                                                                             198,624           193,648          188,820
Industrial                                                                              10,796            10,976           11,217
Other                                                                                    2,568             2,426            2,322
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                1,712,012         1,673,432        1,644,331
==================================================================================================================================
Employees (year-end)                                                                    11,061            11,765           12,528

                                       33


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1995 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1992              1991             1990
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                   $4,297,436        $4,301,428       $4,445,809
Net Income after Dividends
     on Preferred Stock (in thousands)                                                $520,538          $474,855         $208,066
Cash Dividends on Common Stock (in thousands)                                         $384,000          $375,200         $389,600
Return on Average Common Equity (percent)                                                13.60             12.76             5.52
Total Assets (in thousands)                                                        $10,964,442       $10,842,538      $11,176,619
Gross Property Additions (in thousands)                                               $508,444          $548,051         $558,727
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                 $3,888,237        $3,766,551       $3,673,913
Preferred stock                                                                        692,792           607,796          607,796
Preferred stock subject to mandatory redemption                                          6,250           118,750          125,000
Subsidiary obligated mandatorily redeemable preferred securities                             -                 -                -
Long-term debt                                                                       4,131,016         4,553,189        5,000,225
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       $8,718,295        $9,046,286       $9,406,934
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       44.6              41.7             39.1
Preferred stock                                                                            8.0               8.0              7.8
Subsidiary obligated mandatorily redeemable preferred securities                             -                 -                -
Long-term debt                                                                            47.4              50.3             53.1
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0             100.0            100.0
==================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                 975,000                 -          300,000
Retired                                                                              1,381,300           598,384           91,117
Preferred Stock (in thousands):
Issued                                                                                 195,000           100,000                -
Retired                                                                                165,004           100,000           83,750
Subsidiary Obligated Mandatorily Redeemable Preferred Securities (in thousands):
Issued                                                                                       -                 -                -
----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A3              Baa1             Baa1
     Standard and Poor's                                                                    A-              BBB+             BBB+
     Duff & Phelps                                                                          A-              BBB+              BBB
Preferred Stock -
     Moody's                                                                              baa1              baa1             baa1
     Standard and Poor's                                                                  BBB+               BBB              BBB
     Duff & Phelps                                                                         BBB              BBB-             BBB-
----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                          1,421,175         1,397,682        1,378,888
Commercial                                                                             183,784           179,933          178,391
Industrial                                                                              11,479            11,946           12,115
Other                                                                                    2,269             2,190            2,114
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                1,618,707         1,591,751        1,571,508
==================================================================================================================================
Employees (year-end)                                                                    12,600            13,700           13,746

                                       34A


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1995 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1989              1988             1987
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                   $4,145,240        $3,897,479       $3,786,485
Net Income after Dividends
     on Preferred Stock (in thousands)                                                $449,099          $479,532         $240,057
Cash Dividends on Common Stock (in thousands)                                         $394,500          $386,600         $377,800
Return on Average Common Equity (percent)                                                11.72             13.06             6.85
Total Assets (in thousands)                                                        $11,372,346       $11,130,539      $11,197,494
Gross Property Additions (in thousands)                                               $727,631          $929,019       $1,034,059
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                 $3,860,657        $3,806,070       $3,538,182
Preferred stock                                                                        607,844           657,844          657,844
Preferred stock subject to mandatory redemption                                        155,000           162,500          166,250
Subsidiary obligated mandatorily redeemable preferred securities                             -                 -                -
Long-term debt                                                                       5,054,001         4,861,378        4,825,760
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       $9,677,502        $9,487,792       $9,188,036
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                       39.9              40.1             38.5
Preferred stock                                                                            7.9               8.6              9.0
Subsidiary obligated mandatorily redeemable preferred securities                             -                 -                -
Long-term debt                                                                            52.2              51.3             52.5
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0             100.0            100.0
==================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                 250,000           150,000          500,000
Retired                                                                                 91,516           206,677          217,949
Preferred Stock (in thousands):
Issued                                                                                       -                 -          125,000
Retired                                                                                  7,500             3,750          150,000
Subsidiary Obligated Mandatorily Redeemable Preferred Securities (in thousands):
Issued                                                                                       -                 -                -
----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                              Baa2              Baa2             Baa2
     Standard and Poor's                                                                  BBB+               BBB              BBB
     Duff & Phelps                                                                         BBB                 9                9
Preferred Stock -
     Moody's                                                                              baa2              baa2             baa2
     Standard and Poor's                                                                   BBB              BBB-             BBB-
     Duff & Phelps                                                                        BBB-                10               10
----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                          1,355,211         1,329,173        1,303,721
Commercial                                                                             177,814           174,147          169,014
Industrial                                                                              12,311            12,353           12,307
Other                                                                                    2,050             1,993            1,858
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                1,547,386         1,517,666        1,486,900
==================================================================================================================================
Employees (year-end)                                                                    13,900            15,110           14,924

                                   34B


SELECTED FINANCIAL AND OPERATING DATA
Georgia Power Company 1995 Annual Report


-----------------------------------------------------------------------------------------------------------------------
                                                                                                  1986            1985
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                           $3,561,603      $3,609,140
Net Income after Dividends
     on Preferred Stock (in thousands)                                                        $535,003        $493,717
Cash Dividends on Common Stock (in thousands)                                                 $325,500        $277,500
Return on Average Common Equity (percent)                                                        16.51           17.95
Total Assets (in thousands)                                                                $10,465,063      $9,030,618
Gross Property Additions (in thousands)                                                     $1,598,309      $1,384,182
-----------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                         $3,469,201      $3,013,707
Preferred stock                                                                                732,844         632,844
Preferred stock subject to mandatory redemption                                                112,500         120,000
Subsidiary obligated mandatorily redeemable preferred securities                                     -               -
Long-term debt                                                                               4,464,857       3,878,066
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                               $8,779,402      $7,644,617
=======================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                               39.5            39.4
Preferred stock                                                                                    9.6             9.9
Subsidiary obligated mandatorily redeemable preferred securities                                     -               -
Long-term debt                                                                                    50.9            50.7
-----------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                    100.0           100.0
=======================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                         500,000               -
Retired                                                                                        377,538          17,738
Preferred Stock (in thousands):
Issued                                                                                         100,000         150,000
Retired                                                                                          7,500           3,750
Subsidiary Obligated Mandatorily Redeemable Preferred Securities (in thousands):
Issued                                                                                               -               -
-----------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                      Baa1            Baa1
     Standard and Poor's                                                                          BBB+            BBB+
     Duff & Phelps                                                                                   9               9
Preferred Stock -
     Moody's                                                                                      baa1            baa1
     Standard and Poor's                                                                           BBB             BBB
     Duff & Phelps                                                                                  10              10
-----------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                                  1,268,983       1,231,140
Commercial                                                                                     162,258         155,399
Industrial                                                                                      12,315          12,309
Other                                                                                            1,816           1,789
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                        1,445,372       1,400,637
=======================================================================================================================
Employees (year-end)                                                                            14,773          14,947

                                      34C

SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1995 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1995              1994             1993
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                         $1,337,060        $1,180,358       $1,291,035
Commercial                                                                           1,449,108         1,367,315        1,354,130
Industrial                                                                           1,141,766         1,100,995        1,113,067
Other                                                                                   44,255            42,983           41,399
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         3,972,189         3,691,651        3,799,631
Sales for resale - non-affiliates                                                      290,302           351,591          534,370
Sales for resale - affiliates                                                           76,906            60,899           61,668
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                             4,339,397         4,104,141        4,395,669
Other revenues                                                                          65,941            58,262           55,512
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                               $4,405,338        $4,162,403       $4,451,181
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                         17,307,399        15,680,709       16,649,859
Commercial                                                                          19,844,999        18,738,461       18,278,508
Industrial                                                                          25,286,340        24,337,632       23,635,363
Other                                                                                  493,720           484,009          460,801
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                        62,932,458        59,240,811       59,024,531
Sales for resale - non-affiliates                                                    6,591,841         7,968,475       14,307,030
Sales for resale - affiliates                                                        2,738,947         3,056,050        3,027,733
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                               72,263,246        70,265,336       76,359,294
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               7.73              7.53             7.75
Commercial                                                                                7.30              7.30             7.41
Industrial                                                                                4.52              4.52             4.71
Total retail                                                                              6.31              6.23             6.44
Sales for resale                                                                          3.94              3.74             3.44
Total sales                                                                               6.00              5.84             5.76
Residential Average Annual Kilowatt-Hour Use Per Customer                               11,654            10,766           11,630
Residential Average Annual Revenue Per Customer                                        $900.28           $810.39          $901.79
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                 14,344            13,943           13,759
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                                                   9,819            10,509            9,067
Summer                                                                                  12,828            11,758           12,573
Annual Load Factor (percent)                                                              59.6              63.0             58.5
Plant Availability (percent):
Fossil-steam                                                                              85.8              83.1             85.9
Nuclear                                                                                   91.8              88.4             85.5
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      63.0              61.3             62.1
Nuclear                                                                                   19.3              18.0             16.2
Hydro                                                                                      2.5               2.6              2.3
Oil and gas                                                                                0.6               0.1              0.2
Purchased power -
     From non-affiliates                                                                   7.7               9.7             10.2
     From affiliates                                                                       6.9               8.3              9.0
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0             100.0            100.0
==================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,039             9,915            9,912
Cost of fuel per million BTU (cents)                                                    143.85            145.33           153.62
Average cost of fuel per net kilowatt-hour generated (cents)                              1.44              1.44             1.52
==================================================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.

                                       35

SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1995 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                                         1992              1991             1990
----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                        $1,128,396        $1,111,358       $1,109,165
Commercial                                                                          1,285,681         1,243,067        1,218,441
Industrial                                                                          1,083,856         1,057,702        1,061,830
Other                                                                                  39,504            37,861           36,773
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                        3,537,437         3,449,988        3,426,209
Sales for resale - non-affiliates                                                     640,308           736,643          784,086
Sales for resale - affiliates                                                          67,835            65,586          168,251
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                            4,245,580         4,252,217        4,378,546
Other revenues                                                                         51,856            49,211           67,263
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                              $4,297,436        $4,301,428       $4,445,809
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                        14,939,172        14,815,089       14,771,648
Commercial                                                                         17,260,614        16,885,833       16,627,128
Industrial                                                                         22,978,312        22,298,062       22,126,604
Other                                                                                 436,144           429,016          428,459
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                       55,614,242        54,428,000       53,953,839
Sales for resale - non-affiliates                                                  15,870,222        18,719,924       20,158,681
Sales for resale - affiliates                                                       3,320,060         3,885,892        8,272,528
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                              74,804,524        77,033,816       82,385,048
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                              7.55              7.50             7.51
Commercial                                                                               7.45              7.36             7.33
Industrial                                                                               4.72              4.74             4.80
Total retail                                                                             6.36              6.34             6.35
Sales for resale                                                                         3.69              3.55             3.35
Total sales                                                                              5.68              5.52             5.31
Residential Average Annual Kilowatt-Hour Use Per Customer                              10,603            10,675           10,795
Residential Average Annual Revenue Per Customer                                       $800.88           $800.78          $810.56
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                14,076            14,076           14,366
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                                                  8,938            10,001            8,977
Summer                                                                                 11,448            13,090           13,196
Annual Load Factor (percent)                                                             60.5              55.2             55.5
Plant Availability (percent):
Fossil-steam                                                                             86.6              93.3             92.5
Nuclear                                                                                  87.7              81.6             81.3
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                     61.4              63.6             65.1
Nuclear                                                                                  17.0              15.3             13.7
Hydro                                                                                     2.5               2.3              2.2
Oil and gas                                                                                 *                 *              0.1
Purchased power -
     From non-affiliates                                                                 12.2              10.3             11.0
     From affiliates                                                                      6.9               8.5              7.9
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                   100.0             100.0            100.0
==================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     9,900             9,960            9,939
Cost of fuel per million BTU (cents)                                                   153.08            157.97           166.22
Average cost of fuel per net kilowatt-hour generated (cents)                             1.52              1.57             1.65
==================================================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.

                                      36A

SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1995 Annual Report


--------------------------------------------------------------------------------------------------------------------------------
                                                                                       1989              1988             1987
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                      $1,022,781          $979,047         $904,218
Commercial                                                                        1,143,727         1,054,995          915,540
Industrial                                                                        1,006,416           983,822          911,933
Other                                                                                34,775            31,743           29,350
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                      3,207,699         3,049,607        2,761,041
Sales for resale - non-affiliates                                                   760,809           707,076          822,696
Sales for resale - affiliates                                                       150,394            86,751          159,998
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                          4,118,902         3,843,434        3,743,735
Other revenues                                                                       26,338            54,045           42,750
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                            $4,145,240        $3,897,479       $3,786,485
================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                      14,134,195        13,800,038       13,675,730
Commercial                                                                       15,843,181        14,790,561       13,799,379
Industrial                                                                       21,801,404        21,412,845       20,884,454
Other                                                                               414,107           397,669          385,514
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     52,192,887        50,401,113       48,745,077
Sales for resale - non-affiliates                                                20,479,412        18,544,705       20,910,185
Sales for resale - affiliates                                                     7,489,948         3,327,814        6,032,889
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                            80,162,247        72,273,632       75,688,151
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                            7.24              7.09             6.61
Commercial                                                                             7.22              7.13             6.63
Industrial                                                                             4.62              4.59             4.37
Total retail                                                                           6.15              6.05             5.66
Sales for resale                                                                       3.26              3.63             3.65
Total sales                                                                            5.14              5.32             4.95
Residential Average Annual Kilowatt-Hour Use Per Customer                            10,530            10,484           10,623
Residential Average Annual Revenue Per Customer                                     $761.96           $743.82          $702.36
Plant Nameplate Capacity Ratings (year-end) (megawatts)                              14,366            13,018           13,018
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                                               10,101             9,866            9,446
Summer                                                                               12,735            12,295           12,390
Annual Load Factor (percent)                                                           56.3              59.1             56.1
Plant Availability (percent):
Fossil-steam                                                                           93.0              94.5             92.7
Nuclear                                                                                89.2              69.4             85.4
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                   64.0              72.0             70.9
Nuclear                                                                                14.1               9.6              9.1
Hydro                                                                                   2.1               1.2              1.7
Oil and gas                                                                             0.1               0.1              0.1
Purchased power -
     From non-affiliates                                                               10.2               8.2              8.5
     From affiliates                                                                    9.5               8.9              9.7
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 100.0             100.0            100.0
================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                  10,020             9,969            9,932
Cost of fuel per million BTU (cents)                                                 164.27            166.28           168.81
Average cost of fuel per net kilowatt-hour generated (cents)                           1.65              1.66             1.68
================================================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                      36B


SELECTED FINANCIAL AND OPERATING DATA (continued)
Georgia Power Company 1995 Annual Report


-----------------------------------------------------------------------------------------------------------------------
                                                                                                  1986            1985
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                   $874,231        $786,500
Commercial                                                                                     854,755         797,540
Industrial                                                                                     897,646         873,554
Other                                                                                           27,948          26,766
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                                                 2,654,580       2,484,360
Sales for resale - non-affiliates                                                              780,049         941,743
Sales for resale - affiliates                                                                   91,753         149,463
-----------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                     3,526,382       3,575,566
Other revenues                                                                                  35,221          33,574
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                       $3,561,603      $3,609,140
=======================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                                 13,234,248      12,006,462
Commercial                                                                                  12,945,926      11,945,938
Industrial                                                                                  20,339,235      19,517,543
Other                                                                                          381,917         382,238
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                                                46,901,326      43,852,181
Sales for resale - non-affiliates                                                           18,198,186      21,526,865
Sales for resale - affiliates                                                                3,160,242       5,999,834
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                       68,259,754      71,378,880
=======================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                       6.61            6.55
Commercial                                                                                        6.60            6.68
Industrial                                                                                        4.41            4.48
Total retail                                                                                      5.66            5.67
Sales for resale                                                                                  4.08            3.96
Total sales                                                                                       5.17            5.01
Residential Average Annual Kilowatt-Hour Use Per Customer                                       10,577           9,923
Residential Average Annual Revenue Per Customer                                                $698.72         $650.01
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                         11,875          11,875
Maximum Peak-Hour Demand (megawatts) (Note):
Winter                                                                                          10,551          10,049
Summer                                                                                          11,910          11,079
Annual Load Factor (percent)                                                                      57.5            56.3
Plant Availability (percent):
Fossil-steam                                                                                      91.2            91.2
Nuclear                                                                                           64.7            79.5
-----------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                              74.6            72.7
Nuclear                                                                                            5.0             6.7
Hydro                                                                                              1.2             1.5
Oil and gas                                                                                        0.6               *
Purchased power -
     From non-affiliates                                                                           8.9             9.4
     From affiliates                                                                               9.7             9.7
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                            100.0           100.0
=======================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                             10,016          10,089
Cost of fuel per million BTU (cents)                                                            175.81          178.11
Average cost of fuel per net kilowatt-hour generated (cents)                                      1.76            1.80
=======================================================================================================================
Note:  As of 9/1/91, Georgia Power Company's sales to Oglethorpe Power Company are not included in Peak-Hour Demand.
 *  Less than one-tenth of one percent.


                                      36C
